Exhibit 10(a)24
FIRST AMENDMENT TO
THE SOUTHERN COMPANY
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

WHEREAS, the Southern Company Executive Change in Control Severance Plan (“Plan”) was originally established by Southern Company Services, Inc. on December 7, 1998 and most recently amended and restated on December 31, 2008 to provide certain benefits to eligible employees that may be terminated from employment following a change in control as contemplated therein; and

WHEREAS, the Company, through its Board of Directors, is authorized to amend the Plan in accordance with the requirements of  Section 6.5 of the Plan; and

WHEREAS, the Company desires to amend the Plan to cover employees in Grade Levels 11 and above and to change the amount of the Severance Benefit to one times the Participant’s Annual Compensation.

NOW, THEREFORE, the Plan is hereby amended in the following particulars effective on October 19, 2009 subject to the provisions of Section 6.5 of the Plan:

1.

Section 2.19 of the Plan shall be replaced in its entirety with the following new provision:

2.19           “Employee” shall mean each regular full-time or regular part-time employee of an Employing Company of Grade Levels 11 and above not covered by a collective bargaining agreement between the Employing Company and a union or other employee representative who is an employee of an Employing Company on the date the Change in Control is Consummated.  The Administrative Committee may deem one or more Employees of a particular Southern Subsidiary to be employed by another Employing Company for purposes of this Plan.  Such action shall be in writing and shall cause such an Employee to be entitled to benefits under this Plan in the event of a Change in Control of his deemed Employing Company, not his Employing Company.  Notwithstanding the above, no Employee shall participate in the Plan if, prior to a Change in Control, the Employee is entitled to, and elects to receive, benefits under any other change in control severance plan, agreement or arrangement.

2.
Section 3.2(b) of the Plan shall be replaced in its entirety with the following new provision:

(b)           Severance Benefit.  Participants shall be paid in cash an amount equal to one times the Participant’s Annual Compensation, but not in excess of the Capped Amount.  For purposes of this Section 3.2(b), the Capped Amount shall be the amount otherwise payable under this Section 3.2(b), reduced in such amount and to such extent that no amount of the payment under this Section 3.2(b), plus all other “parachute payments” under Code Section 280G, would constitute an “excess parachute payment” under Code Section 280G, but only to the extent that if the payment under this Section 3.2(b) were increased by one additional dollar ($1.00), a portion of the payment under this Section 3.2(b) would be an “excess parachute payment” under Code Section 280G.  The calculation of the Capped Amount and any other determinations relating to the applicability of Code Section 280G (and the rules and regulations promulgated thereunder) to the payments contemplated by this Plan shall be made by a nationally recognized firm specializing in federal income taxes as selected by the Administrative Committee, and such calculations or determinations shall be binding upon the Participants, Southern and the Employing Company.

3.
All other provisions of the Plan not inconsistent with the above changes shall remain in effect.

IN WITNESS WHEREOF, this First Amendment has been executed on this 22nd day of February, 2010, by a duly authorized officer of Southern Company Services, Inc. pursuant to resolutions of the Board of Directors of the Company on October 19, 2009.

SOUTHERN COMPANY SERVICES, INC.

By:                      /s/Patricia L. Roberts
Patricia L. Roberts
Vice President

ATTEST:

By:  /s/C. C. Hudgins

Its:  Assistant Secretary